Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Similarweb Ltd. for the registration of Ordinary Shares, Warrants, Debt Securities, Rights, and/or Units, and to the incorporation by reference therein of our report dated February 28, 2024, with respect to the consolidated financial statements of Similarweb Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY & KASIERER	May 10, 2024
A Member of EY Global	Tel-Aviv, Israel